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                            THE BON-TON STORES, INC.

                    2000 PERFORMANCE-BASED COMPENSATION PLAN
                              FOR HEYWOOD WILANSKY

     1. PURPOSE. The purpose of this Plan is to provide, subject to shareholder approval, certain additional benefits to Heywood L. Wilansky to encourage the retention of shares of the Company's stock owned by him and to assist the Company in motivating and retaining him as a key executive of the Company as part of the Company's overall compensation program for its executive employees.

     2. DEFINITIONS. The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

            (a) "Board of Directors" shall mean the Board of Directors of the Company.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Committee" shall mean the Compensation Committee of the Board of Directors, provided such committee consists exclusively of two or more Outside Directors, or such other committee, consisting exclusively of two or more Outside Directors, as may be appointed by the Board of Directors to act as the Committee with respect to the Plan.

            (d) "Company" shall mean the Bon-Ton Stores, Inc., a Pennsylvania corporation, and any successor thereto.

            (e) "Employment Agreement" shall mean the Employment Agreement of the Participant with the Company dated February 27, 1998, and as amended from time to time.

            (f) "Maximum Benefit Amount" means the maximum benefit to which the Participant is entitled under the Plan.

            (g) "Outside Director" shall mean a member of the Board of Directors who is treated as an "outside director" for purposes of Code Section 162(m).

            (h) "Participant" shall mean Heywood L. Wilansky and such other key executives as may be designated by the Committee to participate in the Plan from time to time.

            (i) "Plan" shall mean the 2000 Performance-based Compensation Plan for Heywood Wilansky.

     3. PARTICIPATION. Heywood L. Wilansky shall be the sole participant in the Plan.




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     4. Term of Plan. Subject to approval of the Plan by the shareholders of the
Company, the Plan shall be in effect commencing as of April 25, 2000 (the "Effective Date") and shall continue through April 1, 2003 unless terminated sooner by the Board of Directors.

     5. Benefit Entitlements.

        (a) Forgiveness of Principal. Effective as of February 1, 2003, subject to reduction under Section 8 of the Plan, and subject further to the maximum benefit permitted under Section 5(c), below, the outstanding principal amount of certain loans (the "Tax Loans") made to the Participant under the terms of the Participant's Employment Agreement in connection with certain tax liabilities attributable to Company stock awards made to the Participant shall be forgiven, and an additional cash payment shall be made to the Participant as soon as practicable thereafter equal to the tax liability attributable to such debt forgiveness by the Company, provided the performance goals described in
Section 6 and established by the Committee pursuant to the terms of the Plan have been achieved and such achievement has been certified in writing by the Committee.

        (b) Forgiveness of Interest. Effective as of the Effective Date, payment of interest otherwise payable to the Company with respect to the Tax Loans shall be deferred pursuant to the provisions of the Employment Agreement, and shall be payable in the amount and at the time or times required under the terms of the Tax Loans, as modified by the Employment Agreement; provided, however, that such obligation to pay the interest outstanding as of February 1, 2003 shall be forgiven and an additional cash payment shall be made to the Participant as soon as practicable thereafter equal to the tax liability attributable to such interest forgiveness by the Company, provided the applicable performance target established by the Committee has been achieved and such achievement has been certified in writing by the Committee.

        (c) Notwithstanding the foregoing, participant shall not be entitled to any benefits under the Plan if all of the other requirements for benefit eligibility set forth in Section 7 of the Plan are not met.

        (d) In no event shall the benefit to the Participant under the Plan exceed the Maximum Benefit Amount, which is equal to $4,000,000, subject to reduction by reason of certain other payments. The reduction of the Maximum Benefit Amount adjustment shall be made to the extent necessary so that the aggregate benefit, including forgiveness of interest with respect to certain tax loans and the cash payments to compensate the Participant for the tax liability attributable to such forgiveness of interest (as provided for under the terms of the Employment Agreement), and all benefits (both debt forgiveness and cash payments) under this Plan, shall not, in the aggregate, exceed $4,000,000.

     6. Performance Goals.

        (a) The performance goals referred to in Section 5, above, are satisfied if the Company's net after tax income, or earnings per share, as the case may be, for its fiscal years ending on or about February 1, 2001, February 1, 2002, and February 1, 2003 meet or exceed the targets established by the Committee with respect to each such fiscal year, as such targets may be



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amended from time to time by the Committee; provided, however, that such amendments shall, with respect to each fiscal year, not be made after the 90th day of each such fiscal year unless, at the discretion of the Committee, other performance periods and targets, based on net after tax income or earnings per share, are established by the Committee for purposes of the Plan in order to take into account changes in circumstances that the Committee determines are likely to make changed targets and or changed performance periods a more appropriate measure of performance. In the event any performance periods are used other than the fiscal year of the Company, the Committee shall establish the performance targets for such periods within the first 25% of such performance period, and in no event later than the 90th day of such performance period.

          (b) Notwithstanding the foregoing, the performance targets that have been established by the Committee may, at any time, be adjusted by the Committee to reduce or to increase the target level otherwise required to be achieved under the Plan in the event of a significant acquisition or disposition of business assets or operations or an extraordinary one time gain or charge affecting the Company's net after tax earnings or earnings per share, as the case may be; provided, however, that such adjustments shall be made by the Committee consistent with the requirements under the Code and applicable Treasury Regulations for the remuneration provided under the Plan to be treated for purposes of Code Section 162(m) as performance-based compensation. The performance targets shall be based on the Company's net after tax income or earnings per share, but such targets may include adjustments to the manner in which such measures are to be calculated as are deemed appropriate by the Committee.

     7.   Additional Requirements for Benefits Under the Plan.

          (a) The Participant must remain employed by the Company at all times from the Effective Date through the date as of which Participant becomes eligible for a benefit under the Plan.

          (b) The Participant must, at all times between the Effective Date of the Plan and February 1, 2003, own at least the total number of the shares of the Company's stock granted to him pursuant to paragraph 1(c) of his Employment Agreement and the shares of the Company stock granted to him pursuant to paragraph 3(c) of the Employment Agreement; provided, however, that the number of shares which the Participant shall be required to own on February 1, 2003 shall be reduced by 83,333 in the event of the Company's share price reaches $14 per share at any time between the Effective Date and February 1, 2003, and by an additional 83,333 shares in the event the Company's share price reaches $15, $16, $17 and $18 per share respectively. In the event Participant sells any shares, he shall be required to repay the interest and principal attributable to the tax loan relating to such shares as required by paragraph 7(b) of the Employment Agreement.

     8. Reduction of Benefits. Notwithstanding the provisions of Section 5, above, the portion of the outstanding principal, if any, to be forgiven as of February 1, 2003, shall, if the per share price of the Company's common stock equals or exceeds $14 at any time during the period commencing as of the Effective Date, and ending as of February 1, 2003, be determined by applying the Applicable Percentage set forth in the table below to the amount of outstanding principal that would be forgiven under the applicable provisions of the Plan determined without regard to this Section 8.




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
Applicable Percentage                        Share Price
         80%                                  $14
         60%                                  $15
         40%                                  $16
         20%                                  $17
          0%                                  $18 or above

The Applicable Percentage to be used shall be determined by reference to the highest per share price attained by the Company's common stock at any time during the period commencing as of the Effective Date, and ending as of February 1, 2003.

     9.   COMMITTEE.

          (a) Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

               (i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

               (ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

               (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

          (b) Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

          (c) Compensation and Expenses. Members of the Committee shall receive no separate compensation for services other than compensation for their services as members of the

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Board of Directors, which compensation can include compensation for services at any committee meeting attended in their capacity as members of the Board of Directors. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

          (d) Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

          (e) Inspection of Documents. The Committee shall make available to the Participant, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of the Participant under the Plan.

     10.  EFFECTIVE DATE, TERMINATION AND AMENDMENT.

          (a) Effective Date of Plan. Subject to shareholder and Committee approval of the Plan, participation in this Plan shall be effective as of the Effective Date.

          (b) Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the benefit to which the Participant would otherwise be entitled; and provided further that no changes that would increase the benefit available to the Participant under the Plan shall be effective without approval by the Committee and without disclosure to and approval by the shareholders of the Company in a separate vote prior to the date Participant would become entitled to such increased benefit. In addition, the Plan may be modified or amended by the Committee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code, as they relate to the exemption for "performance-based compensation" under the limitations on the deductibility of compensation imposed under Code Section 162(m).

     11.  MISCELLANEOUS PROVISIONS.

          (a) Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.


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     (b)  Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

     (c) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

     (d) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

     (e) Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

     (f) Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

          (i)       the specific reasons for such denial;

          (ii) the specific reference to the Plan provisions on which the denial is based;

          (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

          (iv) an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

A Participant whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of

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the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

          (g) Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

          (h) Interpretation. The Plan is intended to pay compensation only on the attainment of the performance goals set forth above in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.

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